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SCHEDULE 14A

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Press Release Issued by Aetrium Incorporated on November 16, 2012

FOR IMMEDIATE RELEASE:	November 16, 2012
CONTACT:	Doug Hemer
Aetrium Incorporated
(651) 773-4274
NASDAQ:	ATRM

Aetrium Incorporated Files Definitive Proxy and Opposes
the Eberwein Group’s Attempt to Seize Control of the Company

Company is Disappointed Eberwein Group Has Refused Multiple Settlement Offers

St. Paul, Minn (11/16/12)—Aetrium Incorporated (Nasdaq:ATRM) filed a definitive proxy statement today in connection with a special meeting of shareholders to be held on November 26, 2012 and issued the following open letter to shareholders:

Dear shareholder;

Currently our semiconductor equipment industry is very depressed due to the continuing suppressed worldwide economic conditions that have driven down both our revenues and our stock prices.  A group of dissident shareholder activists, spearheaded by Jeffrey Eberwein, are using this situation as an opportunity to attempt to take control of the company.  To this end, they have called the upcoming shareholders meeting on November 26 in an effort to replace our Board.

The demand for semiconductors has been severely depressed since the worldwide financial collapse of 2008, and the impact of that on semiconductor equipment companies, particularly in our segment of the industry, has been crippling. Industry forecasters are now predicting a rebound in the semiconductor industry that would offer more positive industry conditions for us in the second half of 2013. It is critical to shareholder value that we take the right actions at the right times to maneuver through these difficult conditions to position ourselves to take best advantage of improving industry conditions when they turn  around. It is essential that we know our customers and remain nimble to respond to their changing requirements.

Our response to these difficult times has been to continue our efforts to expand our customer base through targeted product evaluations at large users of our types of equipment. As a result of those efforts, in 2011 we added the largest semiconductor manufacturer in the world to our reliability test customer base, a customer base that already included most of the largest semiconductor manufacturers. We have also recently added a top 10 and a near top 10 analog manufacturer as well as six other semiconductor manufacturers and contract test suppliers to our test handler customer base, and we are close to completing a product evaluation at another top 10 analog manufacturer. Analog manufacturers are important potential customer targets for us because analog devices comprise about half of all integrated circuit semiconductors and are often made in packages most efficiently handled with gravity feed test handlers like ours. These successes reflect the quality and competitiveness of our products as well as our operational strategies, and we believe we are positioned to outperform our industry as growth returns to the semiconductor industry.

The Eberwein group has demanded from the outset that we unconditionally turn control of the company over to them. Our reasons for refusing that demand are very straightforward. The Eberwein group has no experience in the semiconductor equipment industry or the semiconductor industry that we serve, and they have no strategic plan for moving forward. Particularly in these very challenging industry conditions, it would not serve the interests of the company or our shareholders to turn control of the company over to an inexperienced group without a strategic plan or a direction.

The Eberwein group in its latest SEC filing for the first time claims to have a plan for moving forward. I urge you to review that “plan.” It reads like the table of contents to a first year business class textbook, contains about as much content, and fully demonstrates the Eberwein group’s lack of knowledge of our company, our products and our customers.

In their solicitation materials the Eberwein group has made several unfounded charges against us that should be addressed. First, they say that our officers and directors have excessively compensated themselves to the detriment of our shareholders. Our directors have never received any fee for their services. Other than health insurance coverage that we have extended to some of them, their sole source of compensation for their services is stock options. In other words, they are never compensated unless our shareholders profit by increases in our stock price.

My salary rate and the salary rate of Doug Hemer, our Chief Administrative Officer, were last set in 2007 at $280,000 and $205,000 per year respectively, consistent with industry norms and the first increases in salary rates for either of us in over 10 years. Because of the current difficult industry conditions, we have both been voluntarily working under reduced salaries of $140,000 and $133,000 per year since the beginning of this year. All of our other officers have been working under reduced salaries since September of 2011. There is no excessive compensation paid to officers or directors at Aetrium and there never has been. On the contrary, proactive voluntary reduction of officer salaries has always been one of the first actions the company has taken to address challenging industry conditions.

The Eberwein group charges in its proxy statement that reported compensation of $2.15 million for our top four executives during the period 2010-2011 was excessive. That amount included about $580,000 in one-time retirement benefits granted to me and Mr. Hemer in 2010, payable over two years after our respective retirements, in recognition of our contributions to the company over the previous 25 and 15 years, respectively. The retirement benefits are equal to about 1.2 times our respective annual salary rates, well within industry norms. The 2010-2011 reported compensation also included about $195,000 in severance to John Pollock under a settlement reached on his termination as President and CEO in November 2011, which is equal to one year of Mr. Pollock’s salary rate, is being paid over the year 2012, and again is well within industry norms. Finally, that amount includes the accounting value of options granted in 2010 at the exercise price of $2.35 per share. Those options do not generate any real value to the recipients unless and until all Aetrium shareholders have first enjoyed the benefit of an increase in our stock price to at least $2.35 per share. The remaining amount of reported compensation during the period 2010-2011 for our top four executives amounts to about $180,000 per year per officer, which is certainly well within industry norms.

The Eberwein group also charges that we have somehow interfered with their attempts to gain support for their agenda. They point to the amount of time it has taken us to clear our proxy statement with the SEC.  (They neglect to tell you that 11 days after we filed our preliminary proxy, they submitted their bylaw proposal that we had to address and incorporate into our proxy.)   We are also very disappointed in the delay as we are eager to set the record straight for our shareholders. Our proxy statement, which addresses the reasons for the Board’s opposition to the Eberwein group’s proposals in great detail, is being mailed today. In any event, certainly the progress of our SEC review has not slowed or impeded in any way how the Eberwein group has chosen to solicit support for their position.

The Eberwein group has offered some rather bizarre interpretations of our bylaws, I assume to make it easier to get their proposals approved. They claim we are being unfair because we don’t accept their positions. We are straightforward people and our bylaws are straightforward documents. We and our bylaws present the Eberwein group with a very straightforward path and fair opportunity for presenting their proposals. If they can build legitimate prevailing support for their proposals, then of course they should prevail. We just don’t see how blaming the plain meaning of our bylaws helps resolve the Board control issue the Eberwein group has pressed.

We believe this matter should be resolved far short of a shareholders meeting. We have always been keenly interested in the views and suggestions of our shareholders, and we believe a shareholder group holding 17% of our shares, if interested, should have a voice on our Board. However, the Eberwein group has not wavered from its demand for complete control of our Board. Their offer of settlement is that we agree now that they will have 100% control of our Board by our next regular shareholders meeting, and that in the interim they will have a 50% position on our Board, giving them effective veto power. In other words, they demand absolute control by next May, and in the interim they demand the right to block the Board from taking any action. As I said earlier, it would not serve the interests of the company and all of our shareholders to turn control of the company over to an inexperienced group without a strategic plan or direction.

Our proposal to the Eberwein group, which we have been offering to them since they met with us in September, is to take a minority position on our Board. We have offered them four seats on a ten member board, a 40% position on our board for a group that holds 17% of our shares. Their position on our Board would give them the opportunity to learn about our company, our industry and the industry we serve, and offer up their ideas on how we can improve on delivering value to our shareholders. If we have not come to agreement with the Eberwein group on Board control prior to our 2013 shareholders meeting, we would put the issue of Board control to our shareholders.

We cannot think of anything more we can offer the Eberwein group to resolve this matter while honoring our fiduciary obligations to the company and all of our shareholders.

I hope you will carefully read our proxy statement when you receive it and carefully consider our position. Additionally, I hope that you will demand of the Eberwein group that they participate cooperatively in our company, and that they contribute their talents and ideas to the benefit of all of our shareholders in a positive and constructive manner.

Yours truly,

Joseph C. Levesque

IMPORTANT INFORMATION/SOLICITATION PARTICIPANTS LEGEND

The company and certain of its directors and executive officers are soliciting proxies in connection with the special meeting. The company today filed its definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”).  The Proxy Statement contains information regarding the direct and indirect interests of these solicitors in the company.  WE URGE INVESTORS TO READ THE PROXY STATEMENT AND ANY SUPPLEMENTS AND OTHER RELEVANT DOCUMENTS THAT THE COMPANY MAY FILE WITH THE SEC WHEN THEY BECOME AVAILABLE.  THESE MATERIALS CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE SPECIAL MEETING.  We expect to mail the Proxy Statement to investors today.  The Proxy Statement is available free of charge at the SEC’s website at www.sec.gov and at www.proxyvote.com.